420 Lexington Avenue, New York City, NY 10170

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Michelle M. LeRoy

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

FIRST QUARTER FFO OF $0.99 PER SHARE

First Quarter Highlights

•                    Increased first quarter FFO to $0.99 per share (diluted), a 19% increase over the same quarter in 2004.

•                    Increased net income available to common shareholders to $0.54 per share (diluted), a 35% increase over the same quarter in 2004.

•                    Recognized same store GAAP NOI growth of 9.6% during the first quarter.

•                    Increased average office starting rents to $40.60, representing a 4.9% over previously fully escalated rents and continuing the upward trend in rents.

•                    Completed acquisition of 28 West 44th Street for $105 million, or $293 per square foot.

•                    Entered into agreements to acquire One Madison Avenue for $918 million, or $650 per square foot, through joint ventures with Gramercy Capital Corp. and Credit Suisse First Boston.

•                    Entered into agreement to sell 1414 Avenue of the Americas for $60.5 million, or $500 per square foot, resulting in a gain of approximately $35.0 million or $0.77 per share on closing in April 2005.

•                    Entered into agreement to sell 180 Madison Avenue for $92.7 million, or $355 per square foot, which will result in a joint venture gain of approximately $43.0 million or $0.48 per share for SL Green’s interest.

•                    Maintained occupancy at 95.7% for the portfolio and at 96.3% for the combined same store portfolio.

•                    Signed 55 office leases totaling 415,806 square feet during the first quarter, including approximately 280,000 square feet at 625 Madison Avenue, thus increasing occupancy at the property to 92%.

Summary

New York, NY, April 25, 2005 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common shareholders (“FFO”) of $44.6 million, or $0.99 per share for the first quarter ended March 31, 2005, a 19% increase over the same quarter in 2004.

Net income available to common shareholders was $22.9 million for the first quarter 2005, an increase of $6.9 million, or 44%, over the same period in 2004. Net income available to common shareholders for the quarter ended March 31, 2004 was $16.0 million.  The increase was primarily due to acquisitions that closed in 2004 and 2005, including 750 Third Avenue and 485 Lexington Avenue (July 2004), 625 Madison Avenue (October 2004) and 28 West 44th Street (February 2005).

All per share amounts are presented on a diluted basis.

Operating and Leasing Activity

Revenues and EBITDA of $100.9 million and $61.1 million increased $19.8 million (or 25%) and $16.6 million (or 37%), respectively, from the prior year, largely due to the new acquisitions described above. Same-store GAAP NOI increased 9.6% to $34.9 million during the first quarter.

Average starting office rents of $40.60 per rentable square foot for the first quarter represented a 4.9% increase over the previously fully escalated rents.

359,000 square feet were added to the portfolio during the first quarter of 2005, increasing total useable square feet under ownership from 17.0 million to 17.4 million square feet. Occupancy for the portfolio increased from 95.6% at December 31, 2004 to 95.7% at March 31, 2005.  Quarter end occupancy does not yet reflect the full benefit of two leases signed during the quarter at 625 Madison Avenue.  After giving effect to the new leases, occupancy would be 96.4%.  During the quarter, the Company signed 64 leases totaling 535,690 square feet.

Significant leasing activities during the first quarter included:

•                  55 office leases totaling approximately 416,000 square feet signed, representing a significant increase in the average size lease when compared to 59 office leases totaling 251,000 square feet signed during the same period in 2004.

•                  Renewal of Astor Parking Corp. for approximately 70,000 square feet at 1515 Broadway.

•                  Renewal and expansion of Related Company LLC for approximately 87,000 square feet at 625 Madison Avenue.

•                  Renewal and expansion of Polo Ralph Lauren Corporation for approximately 186,000 square feet at 625 Madison Avenue.

•                  Renewal and expansion of American Media Operations, Inc. for approximately 78,000 square feet at One Park Avenue.

Real Estate Investment Activity

During the first quarter of 2005, the Company announced acquisitions totaling approximately $1.0 billion and dispositions totaling approximately $153.2 million.

Investment activity announced during the first quarter included:

•                  Acquisition of the fee interest in One Madison Avenue for $918 million, or approximately $650 per square foot. The property consists of two contiguous buildings - the South Building and the North Tower - totaling approximately 1.4 million square feet. The transaction, which is subject to customary closing conditions, is expected to close during the second quarter of 2005.  The Company entered into a joint venture agreement with Gramercy Capital Corp. whereby SL Green will own a 55% interest in the 1.2 million square foot South Building, which is occupied almost entirely by Credit Suisse First Boston, New York pursuant to a lease that expires in 2020.  SL Green and Gramercy will acquire the building on a pari passu basis for approximately $803.0 million. SL Green and Credit Suisse First Boston (USA), Inc. will share in the profits of the residential component.  The acquisition deposit of approximately $41.0 million is included in other assets on the accompanying balance sheet.

•                  Acquisition of the fee interest in 28 West 44th Street for $105.0 million, or approximately $293 per square foot. The property is approximately 359,000 square feet. The transaction closed during the first quarter of 2005.

•                  Sale of the fee interest in 1414 Avenue of the Americas for $60.5 million, or approximately $500 per square foot. The property is approximately 121,000 square feet. The Company will recognize a gain on sale of approximately $35.0 million upon closing of the transaction in April 2005.  The sale was effectuated through a reverse 1031 exchange with 625 Madison Avenue, which resulted in substantially all of the taxable gain on sale being deferred.

•                  Entered into an agreement to sell the fee interest at 180 Madison Avenue for $92.7 million, or $355 per square foot.  The property is approximately 265,000 square feet and owned through a joint venture between Morgan Stanley Real Estate Funds and SL Green. The joint venture expects to recognize a gain of approximately $43.0 million from the sale, which is expected to close, subject to customary closing conditions, in the third quarter of 2005. SL Green expects to recognize an incentive fee of at least $5.0 million pending final resolution of cash disbursements in August 2005.

Structured Finance Activity

The Company’s structured finance investments totaled $375.1 million on March 31, 2005, a net increase of $25.1 million from December 31, 2004. The structured finance investments currently have a weighted average maturity of 5.5 years.  The weighted average yield for the quarter ended March 31, 2005 was 10.4%, up slightly from 10.0% for the quarter ended December 31, 2004.

Investment In Gramercy Capital Corp.

The Company’s investment in Gramercy Capital Corp. increased from $47.0 million to $69.0 million. This includes an additional investment of approximately $22.0 million that settled on January 3, 2005.  Fees earned from agreements between the Company and Gramercy Capital Corp. totaled approximately $2.4 million for the quarter ended March 31, 2005.

Dividends

During the first quarter of 2005, the Company declared dividends as follows:

•                  $0.54 per common share. Dividends were paid on April 15, 2005 to stockholders of record on the close of business on March 31, 2005.

•                  $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period January 15, 2005 through and including April 14, 2005. Dividends were paid on April 15, 2005 to stockholders of record on the close of business on March 31, 2005. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Tuesday, April 26, 2005 at 2:00 p.m. EDT to discuss first quarter financial results. The conference call may be accessed by dialing (800) 810-0924 Domestic or (913) 981-4900 International. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.slgreen.com.

A replay of the call will be available through Monday, May 2, 2005 by dialing (888) 203-1112 Domestic or (719) 457-0820 International, using pass code 5423418.

Supplemental Information

The Supplemental Package outlining first quarter 2005 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. As of March 31, 2005, the Company owned 29 properties totaling 17.4 million square feet. The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages 6 and 8 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004
Revenue:
Rental revenue, net	$70,555	$55,698
Escalations & reimbursement revenues	11,634	9,037
Preferred equity investment income	2,039	4,044
Investment income	9,108	9,783
Other income	7,519	2,464
Total revenues	100,855	81,026

Equity in net income from unconsolidated joint ventures	12,059	10,551

Expenses:
Operating expenses	24,601	21,103
Ground rent	4,516	3,866
Real estate taxes	14,455	11,163
Marketing, general and administrative	8,238	10,903
Total expenses	51,810	47,035

Earnings Before Interest, Depreciation and Amortization (EBITDA)	61,104	44,542
Interest expense	17,194	14,561
Depreciation and amortization	14,834	11,686
Net income from Continuing Operations	29,076	18,295
Income from Discontinued Operations, net of minority interests	379	1,512
Gain on sale of Discontinued Operations, net of minority interests	—	—
Minority interests	(1,576)	(852)
Preferred stock dividends	(4,969)	(3,000)
Net income available to common shareholders	$22,910	$15,955
Net income per share (Basic)	$0.56	$0.42
Net income per share (Diluted)	$0.54	$0.40
Funds From Operations (FFO)
FFO per share (Basic)	$1.02	$0.87
FFO per share (Diluted)	$0.99	$0.83
FFO Calculation:
Net income from continuing operations	$29,076	$18,295
Add:
Depreciation and amortization	14,834	11,686
FFO from Discontinued Operations	512	2,965
Joint venture FFO adjustment	6,082	6,000
Less:
Dividend on perpetual preferred stock	(4,969)	(3,000)
Amortization of deferred financing costs and depreciation of non-real estate assets	(974)	(956)
FFO before minority interests — BASIC and DILUTED	$44,561	$34,990
Basic ownership interest
Weighted average REIT common shares for net income per share	41,302	37,978
Weighted average partnership units held by minority interests	2,531	2,286
Basic weighted average shares and units outstanding for FFO per share	43,833	40,264
Diluted ownership interest
Weighted average REIT common share and common share equivalents	42,629	39,724
Weighted average partnership units held by minority interests	2,531	2,286
Diluted weighted average shares and units outstanding	45,160	42,010

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	March 31,	December 31,
	2005	2004
Assets	(Unaudited)
Commercial real estate properties, at cost:
Land and land interests	$224,943	$206,824
Buildings and improvements	1,135,318	1,065,654
Building leasehold and improvements	472,558	471,418
Property under capital lease	12,208	12,208
	1,845,027	1,756,104
Less accumulated depreciation	(179,180)	(176,238)
	1,665,847	1,579,866
Assets held for sale	16,486	—
Cash and cash equivalents	16,789	35,795
Restricted cash	53,410	56,417
Tenant and other receivables, net of allowance of $9,431 and $8,921 in 2005 and 2004, respectively	16,174	15,248
Related party receivables	4,519	5,027
Deferred rents receivable, net of allowance of $7,047 and $6,541 in 2005 and 2004, respectively	64,074	61,302
Structured finance investments, net of discount of $1,628 and $1,895 in 2005 and 2004, respectively	375,099	350,027
Investments in unconsolidated joint ventures	579,194	557,089
Deferred costs, net	55,041	47,869
Other assets	86,329	43,241
Total assets	$2,932,962	$2,751,881
Liabilities and Stockholders’ Equity
Mortgage notes payable	$600,315	$614,476
Revolving credit facilities	290,000	110,900
Term loans	425,000	425,000
Derivative instruments at fair value	—	1,347
Accrued interest payable	5,768	4,494
Accounts payable and accrued expenses	60,869	72,298
Deferred revenue/gain	19,558	18,648
Capitalized lease obligations	16,106	16,442
Deferred land lease payable	15,883	15,723
Dividend and distributions payable	28,026	27,553
Security deposits	21,870	22,056
Total liabilities	1,483,395	1,328,937
Commitments and contingencies	—	—
Minority interest in partially owned entities	702	509
Minority interest in operating partnership	74,557	74,555
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at March 31, 2005 and December 31, 2004, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 and none issued and outstanding at March 31, 2005 and December 31, 2004, respectively	96,321	96,321
Common stock, $0.01 par value 100,000 shares authorized, 41,622 and 40,876 issued and outstanding at March 31, 2005 and December 31, 2004, respectively	416	409
Additional paid - in capital	940,170	917,613
Deferred compensation plan	(21,360)	(15,273)
Accumulated other comprehensive income	15,164	5,647
Retained earnings	191,616	191,182
Total stockholders’ equity	1,374,308	1,347,880
Total liabilities and stockholders’ equity	$2,932,962	$2,751,881

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	March 31,
	2005	2004
Operating Data: (1)
Net rentable area at end of period (in 000’s)	17,359	15,444
Portfolio percentage leased at end of period	95.7%	96.3%
Same-Store percentage leased at end of period	96.0%	96.9%
Number of properties in operation	29	27

Office square feet leased during quarter (rentable)	415,806	251,444
Average mark-to-market percentage-office	4.9%	2.5%
Average starting cash rent per rentable square foot-office	$40.60	$30.98

                (1)  Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004
Earnings before interest, depreciation and amortization (EBITDA):	$61,104	$44,542
Add:
Marketing, general & administrative expense	8,238	10,903
Operating income from discontinued operations	684	3,206
Less:
Non-building revenue	(18,666)	(16,291)
Equity in net income from joint ventures	(12,059)	(10,551)
GAAP net operating income (GAAP NOI)	39,301	31,809

Less:
Operating income from discontinued operations	(684)	(3,206)
GAAP NOI from other properties/ affiliates	(3,763)	3,206
Same-Store GAAP NOI	$34,854	$31,809

                *  See page 6 for a reconciliation of FFO and EBITDA to net income.